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                                                                    EXHIBIT 99.3

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[TRANSOCEAN SEDCO FOREX LOGO}                      TRANSOCEAN SEDCO FOREX INC.
                                                   Post Office Box 2765
                                                   Houston TX 77252 2765
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ANALYST CONTACT:    Jeffrey L. Chastain            NEWS RELEASE
                    713 232 7551
MEDIA CONTACT:      Guy A. Cantwell                FOR RELEASE: January 31, 2001
                    713 232 7647

                      TRANSOCEAN SEDCO FOREX INC. ANNOUNCES
                  CLOSING OF MERGER WITH R&B FALCON CORPORATION
            UNION CREATES AN UNPRECEDENTED OFFSHORE DRILLING COMPANY

         HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) today announced the close of its merger with R&B Falcon Corporation, creating an offshore drilling contractor with unprecedented fleet size and enhanced geographic diversity, technical expertise, financial strength and equity market trading liquidity.

         Pursuant to the merger agreement, Transocean Sedco Forex will issue 106 million ordinary shares to R&B Falcon shareholders at the exchange ratio of 0.5 shares of Transocean Sedco Forex for each share of R&B Falcon. Following the exchange, the company's ordinary shares outstanding will total approximately 317 million. The shares will continue to be listed on the New York Stock Exchange under the trading symbol "RIG."

         The company also announced that Victor E. Grijalva will continue to serve as the Chairman of the Board of Directors of Transocean Sedco Forex, while the members of the company's executive management team will continue to consist of the following individuals:

          J. Michael Talbert, President, Chief Executive Officer
          W. Dennis Heagney, Chief Operating Officer
          Jean P. Cahuzac, Executive Vice President, Operations
          Jon C. Cole, Executive Vice President, Marketing
          Robert L. Long, Executive Vice President and Chief Financial Officer Donald R. Ray, Senior Vice President, Technical Services
          Eric B. Brown, Vice President, General Counsel and Corporate Secretary Barbara S. Koucouthakis, Chief Information Officer
          David J. Mullen, Vice President, Human Resources

         Transocean Sedco Forex Inc. is the world's largest offshore drilling contractor with 186 full or partially owned, chartered and managed mobile offshore drilling units, inland barges and other assets utilized in the support of offshore drilling activities. The company's mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world with 54 semisubmersible drilling rigs (including four under construction), 16 drillships and 59 jackup drilling rigs. Transocean Sedco Forex Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. The company also provides turnkey and integrated drilling services. With a current equity market capitalization in excess of $14 billion, the company's ordinary shares are listed on the New York Stock Exchange under the symbol "RIG."

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